                                                                   EXHIBIT 2.1

===============================================================================




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG


                                STAFFMARK, INC.,
                 STAFFMARK ACQUISITION CORPORATION TWENTY-FOUR,
                 STAFFMARK ACQUISITION CORPORATION TWENTY-FIVE,
                          PROGRESSIVE RESOURCES, INC.,
                      PROGRESSIVE PERSONNEL RESOURCES, INC.
                      STRATEGIC COMPUTER RESOURCES, LLC AND
               PROGRESSIVE PERSONNEL RESOURCES OF NEW JERSEY, INC.





===============================================================================



                                  JUNE 5, 1998

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
INDEX TO EXHIBITS...........................................................iv

RECITALS ....................................................................1

ARTICLE I.  DEFINITIONS......................................................1
     SECTION 1.1.   Definitions..............................................2

ARTICLE II.  PURCHASE AND SALE OF ASSETS.....................................4
     SECTION 2.1.   Transfer of Assets.......................................4
     SECTION 2.2.   Instruments of Conveyance and Transfer...................5
     SECTION 2.3.   Excluded Assets..........................................6
     SECTION 2.4.   Consideration for the Transferred Assets.................6
     SECTION 2.5.   Assumption of Liabilities................................6
     SECTION 2.6.   Allocation of the Purchase Price.........................7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
     THE PROGRESSIVE ENTITIES................................................7
     SECTION 3.1.   Organization and Qualification...........................7
     SECTION 3.2.   Entity Power and Authority...............................8
     SECTION 3.3.   No Violation; Consents...................................8
     SECTION 3.4.   Subsidiaries and Investments.............................8
     SECTION 3.5.   Books and Records........................................8
     SECTION 3.6.   Financial Statements.....................................9
     SECTION 3.7.   Absence of Undisclosed Liabilities.......................9
     SECTION 3.8.   Labor and Employee Relations............................10
     SECTION 3.9.   Real Property...........................................11
     SECTION 3.10.  Powers of Attorney; Absence of Limitations on
                    Competition; Guarantees.................................11
     SECTION 3.11.  Significant Customers...................................11
     SECTION 3.12.  Governmental Approvals..................................11
     SECTION 3.13.  Absence of Certain Changes; Conduct of Business.........11
     SECTION 3.14.  Certain Practices.......................................13
     SECTION 3.15.  Compliance with Law; Licenses and Permits...............14
     SECTION 3.16.  Employee Benefits.......................................14
     SECTION 3.17.  Fixed Assets............................................15
     SECTION 3.18.  Insurance...............................................15
     SECTION 3.19.  Outstanding Contracts...................................15
     SECTION 3.20.  Outstanding Leases......................................16
     SECTION 3.21.  Intellectual Properties.................................16
     SECTION 3.22.  Proprietary Information of Third Parties................17
     SECTION 3.23.  Transactions with Affiliates............................17
     SECTION 3.24.  Taxes...................................................17
     SECTION 3.25.  Litigation..............................................18
     SECTION 3.26.  Environmental Matters...................................18
     SECTION 3.27.  Broker's or Finder's Fees...............................19

     SECTION 3.28.  Protection of Creditors.................................19
     SECTION 3.29.  Accounts Receivable.....................................19
     SECTION 3.30.  Projections.............................................20
     SECTION 3.31.  Securities Exemptions...................................20
     SECTION 3.32.  Year 2000 Compliance....................................20
     SECTION 3.33.  Disclosure..............................................20

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS...................20
     SECTION 4.1.   Organization............................................20
     SECTION 4.2.   Corporate Power and Authority...........................20
     SECTION 4.3.   Validity, Etc...........................................21
     SECTION 4.4.   The StaffMark Shares....................................21
     SECTION 4.5.   SEC Filings.............................................22
     SECTION 4.6.   Events Subsequent to March 31, 1998.....................22

ARTICLE V.   PRE-CLOSING COVENANTS AND AGREEMENTS...........................22
     SECTION 5.1.   Cooperation.............................................22
     SECTION 5.2.   Best Efforts............................................22
     SECTION 5.3.   Investigations..........................................22
     SECTION 5.4.   Distributions...........................................22
     SECTION 5.5.   Corporate Matters.......................................23
     SECTION 5.6.   Obligations Concerning Employees........................23
     SECTION 5.7.   Corporate Name..........................................23
     SECTION 5.8.   Notice of Developments..................................23
     SECTION 5.9.   Exclusivity.............................................23

ARTICLE VI.  POST-CLOSING COVENANTS.........................................24
     SECTION 6.1.   Post-Closing Covenants of the Progressive Entities......24
     SECTION 6.2.   Post-Closing Covenants of the Buyers....................26

ARTICLE VII.  CONDITIONS TO THE BUYERS' OBLIGATIONS.........................27
     SECTION 7.1.   Representations and Warranties True; Satisfaction of
                    Covenants...............................................27
     SECTION 7.2.   Consents................................................27
     SECTION 7.3.   No Obstructive Proceeding...............................27
     SECTION 7.4.   Opinion of Counsel to the Progressive Entities..........27
     SECTION 7.5.   The Assignment..........................................27
     SECTION 7.6.   Due Diligence...........................................27
     SECTION 7.7.   Approval of the Buyers and their Counsel................27
     SECTION 7.8.   No Material Adverse Change..............................27
     SECTION 7.9.   The Indemnification Agreement...........................28
     SECTION 7.10.  The Escrow Agreement....................................28
     SECTION 7.11.  Employment Agreement....................................28
     SECTION 7.12.  Noncompetition Agreement................................28
     SECTION 7.13.  Purchase Price Certificate..............................28
     SECTION 7.14.  Corporate Name..........................................28

ARTICLE VIII.  CONDITIONS TO THE OBLIGATIONS OF
     THE PROGRESSIVE ENTITIES...............................................28
     SECTION 8.1.   Representations and Warranties True; Satisfaction of
                    Covenants...............................................28
     SECTION 8.2.   The Assumption Agreement................................29
     SECTION 8.3.   No Obstructive Proceeding...............................29
     SECTION 8.4.   Approval of the Progressive Entities and their Counsel..29
     SECTION 8.5.   Employment Agreement....................................29
     SECTION 8.6.   Opinion of Counsel to the Buyers........................29
     SECTION 8.7.   Purchase Price Certificate..............................29
     SECTION 8.8.   The Earnout Agreement...................................29

ARTICLE IX.  THE CLOSING AND CERTAIN CLOSING DELIVERIES.....................29
     SECTION 9.1.   Time and Place of the Closing...........................29
     SECTION 9.2.   Survival of Representations, Warranties and Covenants...30
     SECTION 9.3.   Remedies................................................30

ARTICLE X.  TERMINATION.....................................................30
     SECTION 10.1.  Termination of Agreement................................30
     SECTION 10.2.  Effect of Termination...................................31
     SECTION 10.3.  Other Termination Matters...............................31

ARTICLE XI.  MISCELLANEOUS..................................................31
     SECTION 11.1.  Notices.................................................31
     SECTION 11.2.  Entire Agreement........................................33
     SECTION 11.3.  Amendments and Waivers..................................33
     SECTION 11.4.  Assignment/Binding Effect...............................33
     SECTION 11.5.  No Third-Party Beneficiaries............................33
     SECTION 11.6.  Governing Law...........................................34
     SECTION 11.7.  Severability............................................34
     SECTION 11.8.  Interpretation..........................................34
     SECTION 11.9.  Headings and Captions...................................34
     SECTION 11.10. Expenses................................................34
     SECTION 11.11. Gender..................................................34
     SECTION 11.12. Publicity...............................................34
     SECTION 11.13. Counterparts............................................34
     SECTION 11.14. Exhibits and Schedules..................................35
     SECTION 11.15. Telecopy Execution and Delivery.........................35

                                INDEX TO EXHIBITS

EXHIBIT A-1         -       Form of Assignment-1
EXHIBIT A-2         -       Form of Assignment-2
EXHIBIT B           -       Form of the Escrow Agreement
EXHIBIT C           -       Form of the Earnout Agreement
EXHIBIT D-1         -       Form of Assumption Agreement-1
EXHIBIT D-2         -       Form of Assumption Agreement-2
EXHIBIT E           -       Form of the Indemnification Agreement
EXHIBIT F           -       Form of the Noncompetition Agreement

                               INDEX TO SCHEDULES

Schedule 2.3        -       Excluded Assets
Schedule 2.6        -       Allocation of the Purchase Price
Schedule 3.1        -       Organization and Qualification
Schedule 3.3        -       No Violations; Consents
Schedule 3.6        -       Financial Statements
Schedule 3.7        -       Absence of Undisclosed Liabilities
Schedule 3.8        -       Labor and Employee Relations
Schedule 3.8.1      -       Internal Employee/Consultant Compensation
Schedule 3.8.2      -       External Employee/Consultant Compensation
Schedule 3.8.3      -       Copies of Noncompetition Agreements with
                            Employees/Consultants
Schedule 3.10       -       Powers of Attorney; Absence of Limitations on
                            Competition;
                            Guarantees
Schedule 3.11       -       Significant Customers
Schedule 3.12       -       Governmental Approvals
Schedule 3.13       -       No Adverse Change
Schedule 3.15       -       Compliance with Law; Licenses and Permits
Schedule 3.16       -       Employee Benefits
Schedule 3.17       -       Claims on Fixed Assets
Schedule 3.18       -       Insurance
Schedule 3.19.1     -       Notice of Contract Defaults
Schedule 3.19.2     -       Termination of Contracts
Schedule 3.19.3     -       Limitations on Contracts
Schedule 3.19.4     -       Contracts Requiring Consent of Other Party
Schedule 3.20       -       Leases
Schedule 3.21       -       Intellectual Properties
Schedule 3.22       -       Proprietary Information of Third Parties
Schedule 3.23       -       Transactions with Affiliates
Schedule 3.24       -       Taxes
Schedule 3.25       -       Litigation
Schedule 3.26       -       Environmental Matters
Schedule 3.27       -       Brokers
Schedule 3.29       -       Accounts Receivable
Schedule 3.32       -       Year 2000 Compliance
Schedule 6.2(b)     -       List of Optionees

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 5th day of June, 1998, by and among StaffMark, Inc., a Delaware corporation ("StaffMark"), StaffMark Acquisition Corporation Twenty-Four ("SAC-1"), a Delaware corporation and wholly-owned subsidiary of StaffMark, StaffMark Acquisition Corporation Twenty-Five, a Delaware corporation and wholly-owned subsidiary of StaffMark ("SAC-2" and collectively with StaffMark and SAC-1, the "Buyers"), Progressive Resources, Inc., a New York corporation ("Progressive Resources"), Progressive Personnel Resources, Inc., a New York corporation ("Progressive Personnel"), Strategic Computer Resources LLC, a New York limited liability company ("SCR") and Progressive Personnel Resources of New Jersey, Inc., a New Jersey corporation ("Progressive New Jersey") (the corporations and the limited liability company are sometimes collectively referred to as the "Progressive Entities" and sometimes separately referred as "each of the Progressive Entities", "each Progressive Entity" or any "Progressive Entity". StaffMark, SAC-1, SAC-2 and the Progressive Entities are sometimes referred to collectively as the "Parties" and sometimes each entity is referred to herein separately as a "Party."

                                    RECITALS

         WHEREAS, the Progressive Entities are engaged in the business of providing permanent placement, temporary commercial staffing, information technology staffing and information technology consulting services (collectively the "Business");

         WHEREAS, each of the Progressive Entities is the owner of all right, title and interest in and to the assets described in Section 2.1 hereto, with such assets being substantially all of the assets currently used by each of the Progressive Entities in the Business; and

         WHEREAS, each of the Progressive Entities desires to sell substantially all of its assets to StaffMark and StaffMark desires to purchase, through SAC-1 and SAC-2, the assets from each of the Progressive Entities all pursuant to this Agreement as hereinafter provided.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

         SECTION 1.1.         Definitions.

                  (a)      The following terms have meanings set forth below:

         "Adverse Consequences" means all charges, complaints, claims, demands, injunctions, judgments, special notices, records of decision(s), orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Average Closing Price" means the average per share closing prices for the StaffMark Common Stock, as reported on the Nasdaq National Market System for the fifteen (15) trading day period ending on the last business day prior to the Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "GAAP" mens generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any government, governmental entity, department, commission, board, agency, political subdivision or instrumentality and/or any court, tribunal, judicial or arbitral body, whether federal, state, local or foreign.

         "Knowledge" means all facts, circumstances and information which are either within the actual knowledge of the Progressive Entities or any officer, director, manager, stockholder, member, corporate employee, administrative employee or agent of the Progressive Entities, or that should have been known to such Persons in exercise of reasonable care after due inquiry.

         "Liability" or "Liabilities" means any liability or liabilities (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

         "Ordinary Course of Business" means the ordinary course of business of each of the Progressive Entities consistent with each such entity's past custom and practice (including quantity and frequency).

         "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, or a governmental entity.

         "Year 2000 Compliant" means, with respect to each Progressive Entity's information technology, the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

                  (b) The following terms have the meanings defined for such terms in the Sections set forth below:

                      Term                                  Section
                      ----                                  -------
                  Accounts Receivable                       3.30
                  Agreement                                 Preamble
                  Assignment-1                              2.2(a)
                  Assignment-2                              2.2(b)
                  Assumed Liabilities                       2.5(a)
                  Assumption Agreement-1                    2.5(a)
                  Assumption Agreement-2                    2.5(a)
                  Balance Sheet                             3.7
                  Balance Sheet Date                        3.7
                  Benefit Plans                             3.17
                  Breaching Party                           9.3
                  Business                                  Recitals
                  Buyers                                    Preamble
                  Claims                                    2.1
                  Closing                                   9.1
                  Closing Date                              9.1
                  Contracts                                 3.20
                  Documents                                 3.2
                  Escrow Agreement                          2.4(b)
                  Electronic Data                           2.1(f)
                  Employee Information                      2.1(d)
                  Employment Agreement                      7.11
                  ERISA                                     3.17
                  Excluded Assets                           2.3
                  Financial Statements                      3.7
                  Indemnification Agreement                 7.9
                  Intellectual Property                     3.22
                  Leased Parcels                            3.21
                  Leases                                    3.21
                  Most Recent Fiscal Year End               3.7
                  Noncompetition Agreement                  7.12
                  Parties                                   Preamble
                  Party                                     Preamble
                  New Jersey                                Preamble
                  Progressive Personnel                     Preamble

                  Progressive Resources                     Preamble
                  Projections                               3.31
                  Purchase Price                            2.4
                  Purchase Price Certificate                2.4(a)
                  Records                                   2.1(e)
                  Related Person                            3.23
                  SAC-1                                     Preamble
                  SAC-2                                     Preamble
                  SCR                                       Preamble
                  Securities Act                            3.32
                  StaffMark                                 Preamble
                  StaffMark Shares                          2.4(a)
                  Substance or Substances                   3.27
                  Tax or Taxes                              3.25
                  Transferred Assets                        2.1
                  Up-Front Purchase Price                   2.4(a)

                     ARTICLE II. PURCHASE AND SALE OF ASSETS

         SECTION 2.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Progressive Personnel and SCR shall transfer to SAC-1 and Progressive Resources and Progressive New Jersey shall transfer to SAC-2, in each such instance free and clear of all claims, charges, pledges, liens, contracts, rights, options, security interests, mortgages, charges, encumbrances and restrictions whatsoever (collectively, "Claims"), all of their assets, properties and rights owned by them or in which they have any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent (other than the Excluded Assets) relating to their Business, including, without limitation, the assets listed on the applicable Schedule to Assignment-1 and Assignment-2 and the following:

                  (a) Generally. Cash, accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records (other than corporate record books), systems and processes, security deposits, memberships, contracts, leasehold interests, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, and all causes of action, claims and demands by each Progressive Entity relating to all of the Transferred Assets;

                  (b) Name and Related Items. The names of each of the Progressive Entities and any variants thereof, all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the phone numbers of each of the Progressive Entities, and the facsimile numbers of each of the Progressive Entities and other phone and facsimile numbers for the Business existing as of the Closing;

                  (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

                  (d) Employee Agreements and Information. All employment, nondisclosure, noncompetition and nonsolicitation agreements and contracts between each Progressive Entity and its employees and all rights thereunder and copies of all information for each employee of each Progressive Entity (collectively, the "Employee Information");

                  (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by such Business (collectively, the "Records");

                  (f) Electronic Data. All rights of each Progressive Entity in all electronic information and data related to the Business wherever located (collectively, the "Electronic Data"); and

                  (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of the stockholder or member of the Progressive Entities, as applicable, and/or the employees of each Progressive Entity on which appear the names of each of the Progressive Entities or any form thereof.

All of the foregoing assets shall be referred to collectively as the "Transferred Assets".

         SECTION 2.2.        Instruments of Conveyance and Transfer.

                  (a) Progressive Personnel and SCR shall transfer their Transferred Assets to SAC- 1 pursuant to a Bill of Sale and Assignment in substantially the form of Exhibit "A-1", ("Assignment-1"), and such other documents and instruments relating thereto as SAC-1 or its counsel may reasonably request.

                  (b) Progressive Resources and Progressive New Jersey shall transfer their Transferred Assets to SAC-2 pursuant to a Bill of Sale and Assignment in substantially the form of Exhibit "A-2" ("Assignment A-2"), and such other documents and instruments relating thereto as SAC-2 or its counsel may reasonably request.

                  (c) At any time and from time to time after the Closing Date, at the request of the Buyers, without further consideration, each Progressive Entity shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to SAC-1 and SAC-2 and to confirm SAC-1's and SAC-2's title to the Transferred Assets.

         SECTION 2.3. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the respective Progressive Entity the assets listed on Schedule
2.3 hereto (the "Excluded Assets").

         SECTION 2.4. Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, StaffMark shall pay to the Progressive Entities an aggregate purchase price (the "Purchase Price") as follows:

                  (a) At the Closing, StaffMark shall deliver to the Progressive
         Entities: (i) certificates evidencing the shares of StaffMark common stock, $.01 par value, set forth in the certificate delivered by the Progressive Entities herewith and agreed upon by the Buyers (the "Purchase Price Certificate"), based on the Average Closing Price (collectively, the "StaffMark Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be payable in immediately available funds by wire transfer; provided, however, that if the Closing does not occur before 12:00 p.m. (CDT), StaffMark will only be required to pay the cash portion of the consideration to the Progressive Entities in next business day funds, without interest (items (i) and (ii) are collectively referred to as the "Up-Front Purchase Price");

                  (b) At the Closing, StaffMark shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, an amount of StaffMark Shares having a value, based on the Average Closing Price, equal to 10% of the Up-Front Purchase Price, as further set forth in the Purchase Price Certificate pursuant to an escrow agreement, the form of which is attached hereto as Exhibit "B" (the "Escrow Agreement"); and

                  (c) Subsequent to the Closing, StaffMark will pay the earnout amounts pursuant to and in accordance with the Earnout Agreement by and among StaffMark, SAC-1, SAC-2 and each of the Progressive Entities the form of which is attached hereto as Exhibit "C" (the "Earnout Agreement").

         SECTION 2.5. Assumption of Liabilities. The only obligations and liabilities to be assumed by SAC-1 and SAC-2 in connection with their acquisition of the Transferred Assets (the "Assumed Liabilities") are the obligations reflected in or on the Schedules to the Assumption Agreement, the form of which assumption agreements are attached hereto as Exhibit "D-1" and Exhibit "D-2", respectively ("Assumption Agreement-1" and "Assumption Agreement-2"); provided, however, that the Assumed Liabilities shall exclude in each case any Liabilities: (i) relating to any tort, infringement, or violation of law by any Progressive Entities; (ii) payable to any affiliate of the Progressive Entities except as set forth on the Balance Sheet; (iii) arising under the environmental laws or any Benefit Plan; (iv) relating to any overtime compensation owing to the employees of the Progressive Entities through the Closing Date; (v) arising from or relating to the termination of any employee of any Progressive Entity by the Progressive Entity at or prior to the Closing Date; (vi) relating to any failure by any Progressive Entity to file any Form 5500 required to be filed prior to the Closing Date in connection with any Benefit Plan; and (vii) relating to any prepayment penalty or other obligation relating to the debt of the Progressive Entities not shown on the Balance Sheet. Except as expressly set forth in the Assumption Agreement, the Buyers shall not assume or become liable for the payment or performance of any Liabilities of the Progressive Entities of any nature whatsoever.

         SECTION 2.6. Allocation of the Purchase Price. The consideration paid and the assumption of the Assumed Liabilities pursuant to Sections 2.4 and 2.5 above shall be allocated among the Transferred Assets purchased hereunder in accordance with Section 1060 of the Code and as set forth in Schedule 2.6 attached hereto. Each of the Progressive Entities and the Buyers each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 2.6. The Parties agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration as set forth on Schedule 2.6. Each Party shall duly and timely file Form 8594 with its appropriate Tax returns.


                 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
                            THE PROGRESSIVE ENTITIES

         As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each Progressive Entity jointly and severally represents and warrants to the Buyers as follows:

         SECTION 3.1. Organization and Qualification. Each of the Progressive Entities, other than SCR, is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. SCR is duly formed, validly existing and is subsisting under the laws of the State of New York. Each of the Progressive Entities is duly qualified or otherwise authorized to transact business and is in good standing as a foreign corporation or foreign limited liability company, as applicable, in the states set forth on Schedule
3.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification. Each of the Progressive Entities has made available to the Buyers complete and correct copies of its Articles of Incorporation and By-laws as currently in effect and as to SCR, its Certificate of Formation and Operating Agreement.

         SECTION 3.2. Entity Power and Authority. Each Progressive Entity has the corporate power or limited liability company power, as applicable, and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the names of each of the Progressive Entities, and any fictitious names currently being used in the geographic area presently served by it. Each Progressive Entity (a) has the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively the Exhibits and Schedules hereto and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby; and (b) the Documents have been duly and validly executed and delivered by each Progressive Entity and constitute a valid and binding obligation of each Progressive Entity, enforceable against each Progressive Entity in accordance with their terms and each of the Documents, when executed and delivered by each

Progressive Entity will constitute a valid and binding obligation of each Progressive Entity enforceable against each Progressive Entity in accordance with its terms.

         SECTION 3.3. No Violation; Consents. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by each of Progressive Entities will: (i) violate, conflict with or result in any breach of the Articles of Incorporation, By-laws, Certificate of Formation or Operating Agreement of the Progressive Entities or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Progressive Entities; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Progressive Entities under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Progressive Entities or any of the terms, conditions or provisions of any mortgage, indenture, note, license, Contract or other instrument or obligation related to the Progressive Entities or to the ability of the Progressive Entities to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyers; (iii) result in the creation of any Claims upon the Transferred Assets of the Progressive Entities; or (iv) require the consent, waiver, authorization or approval of any Governmental Authority or of any other Person. Each of the Progressive Entities will give any required notices to third parties, and each Progressive Entity will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

         SECTION 3.4. Subsidiaries and Investments. None of the Progressive Entities have any Subsidiaries and none of the Progressive Entities own, directly or indirectly, any capital stock or other equity or ownership interest in any other Person.

         SECTION 3.5. Books and Records. The minute books of each Progressive Entity, which have been and will be made available to the Buyers and its representatives, to the extent required by law, rule or regulation, contain accurate records of meetings of and actions or written consents by the officers, directors and stockholders and members, as applicable of the Progressive Entities set forth in such minute books. None of the Progressive Entities have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Progressive Entities. The Employee Information, the Records, and the Electronic Data are materially true and correct and accurately reflect the operations of the Business and have been maintained in the Ordinary Course of Business.

         SECTION 3.6. Financial Statements. Attached hereto collectively as
Schedule 3.6 are the following financial statements collectively (the "Financial Statements"): (i) reviewed balance sheets and statements of income, changes in stockholders' equity (membership capitalization as to SCR) and cash flows as of and for the fiscal years ended December 31, 1995 and December 31, 1996

(but as to SCR only for the year ended and as of December 31, 1996) for each of the Progressive Entities other than Progressive Resources; (ii) unaudited balance sheet and statement of income as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End") for each of the Progressive Entities; and (iii) the unaudited balance sheet (the "Balance Sheets") and statement of income as of and for the four months ended April 30, 1998 (the "Balance Sheet Date") for each of the Progressive Entities. Except as described on Schedule 3.6, the Financial Statements have been prepared in accordance GAAP on a consistent basis and were prepared from the books and records of each of the Progressive Entities. Such books and records and the Financial Statements prepared therefrom are complete and correct in all material respects, accurately reflect all transactions of each of the Progressive Entities, and have been made available to Buyers for examination. Since the Balance Sheet Date: (i) there has been no material change in the assets, Liabilities or financial condition of the Business of the Progressive Entities from that reflected in its Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Progressive Entities have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. Except as disclosed on Schedule 3.6, each of the Balance Sheets reflects, as of the Balance Sheet Date, all Liabilities, debts, and obligations of any nature of each of the Progressive Entities related to such entities, whether accrued, absolute, contingent, or otherwise, and whether due, or to become due, including, but not limited to, Liabilities, debts, or obligations on account of Taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under GAAP.

         SECTION 3.7.        Absence of Undisclosed Liabilities.

                  (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 3.7, the Progressive Entities have no Liabilities, except for Liabilities and obligations incurred since the date thereof in the Ordinary Course of Business.

                  (b) Each Progressive Entity has adequate coverage under a full-premium policy and represents and warrants there is no unrecorded Liability for which the Buyers will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheets.

                  (c) None of the Progressive Entities are bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Transferred Assets.

         SECTION 3.8.          Labor and Employee Relations.

                  (a) Schedule 3.8 hereto sets forth a list of each employment or collective bargaining agreement to which each Progressive Entity is a party and any other employment or collective bargaining agreement which pertains to employees of each Progressive Entity. Schedule 3.8.1 hereto sets forth a true and complete list of names, base salary and any bonus or commission for the prior fiscal year and the current year (to date) paid by each Progressive

         Entity to corporate or administrative employees of the Business.
         Schedule 3.8.2 hereto sets forth a list of each external employee and/or consultant of each Progressive Entity and such employee's and consultant's gross current compensation rate, all benefits, billing rate and projected length of current (or future) engagement, whether such person or entity is an employee or independent contractor.
         Schedule 3.8.3 includes executed copies of all of the noncompetition or similar agreements entered into between the Progressive Entities, their predecessors and/or affiliates and its employees and/or consultants. No current employee or consultant of any Progressive Entity has submitted written notice to such Progressive Entity of an intention to terminate his, her or its relationship with any Progressive Entity.

                  (b) No labor organization or group of employees of the Progressive Entities has made a pending demand for recognition or certification, and no representation proceedings are presently pending or have been threatened (in writing) with the National Labor Relations Board or any other Governmental Authority involving employees of the Progressive Entities. There are no other organizing activities involving the Progressive Entities presently being conducted or threatened (in writing) by any labor organization or group of employees of the Progressive Entities.

                  (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing) against the Progressive Entities, and no labor disputes or work stoppages have occurred within the last three (3) years. There are no unfair labor practice charges or complaints pending or threatened (in writing) by or on behalf of any employee or group of employees of the Progressive Entities.

                  (d) Other than unemployment claims in the Ordinary Course of Business, there are no complaints, charges or claims pending or threatened (in writing) against the Progressive Entities by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Progressive Entity of any individual.

                  (e) Each Progressive Entity has been and is in substantial compliance with all laws, regulations and orders relating to the employment of the employees, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Restraining Notification Act, 29 U.S.C. ss. 151 et seq.,the National Labor Relations Act, as amended, 29 U.S.C. ss. 151 et. seq., the New Hire Reporting Law, and any comparable state or local laws or regulations, the equal employment opportunity discrimination laws or regulations, civil rights laws or regulations safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security Taxes.

         SECTION 3.9. Real Property. None of the Progressive Entities own real property.

         SECTION 3.10. Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 3.10: (i) no power of attorney or similar authorization given by any Progressive Entity presently is in effect or outstanding as to any of the Transferred Assets; (ii) no contract or agreement to which any Progressive Entity is a party or is bound or to which any Progressive Entity's properties or assets is subject limits the freedom of any Progressive Entity to compete in any line of business or with any Person; and (iii) none of the Progressive Entities is a party to or bound by any guarantee of any debt or obligation of any other Person which relates to the Transferred Assets.

         SECTION 3.11. Significant Customers. Set forth on Schedule 3.11 is a true and correct list of each Progressive Entity's ten largest customers for the last fiscal year and the six (6) month period ending on May 3, 1998, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. None of the customers identified on Schedule 3.11 has terminated, reduced other than in the Ordinary Course of Business, or threatened (in writing) to terminate or reduce, its request for services of the respective Progressive Entity during the period covered by such schedule or prior to the Closing Date.

         SECTION 3.12. Governmental Approvals. Except for Schedule 3.12, no registration or filing with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for the valid execution, delivery and performance by any of the Progressive Entities of this Agreement.

         SECTION 3.13. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 3.13, during the period from the Most Recent Fiscal Year End to and including the date of this Agreement:

                  (a) none of the Progressive Entities has canceled any indebtedness owing to it or any claims that it might have possessed except in the Ordinary Course of Business, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind.

                  (b) none of the Progressive Entities has sold, leased, transferred, or assigned any of its assets, tangible or intangible, except in the Ordinary Course of Business; (c) none of the Progressive Entities has made any material changes in the types, nature, composition or quality of the services of the Business and there has not been any material adverse change in the sales, revenue or net income of the Business;

                  (d) none of the Progressive Entities has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $20,000 or outside the Ordinary Course of Business;

                  (e) no party (including each of the Progressive Entities) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Progressive Entities is a party or by which it is bound involving more than $20,000 or outside the Ordinary Course of Business;

                  (f) none of the Progressive Entities has allowed any Claims to be imposed upon any of its assets, tangible or intangible outside the Ordinary Course of Business;

                  (g) none of the Progressive Entities has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (h) none of the Progressive Entities has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

                  (i) none of the Progressive Entities has issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business;

                  (j) none of the Progressive Entities has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (k) none of the Progressive Entities has granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

                  (l) none of the Progressive Entities has accelerated collection of accounts receivables through special inducements or outside the Ordinary Course of Business;

                  (m) none of the Progressive Entities has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or in the case of SCR, membership interests;

                  (n) none of the Progressive Entities has declared, set aside, or paid any dividend or made any distribution with respect to their stockholders or members, as applicable (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of their capital stock or membership interests, as applicable except as reserved or accrued on the Balance Sheet;

                  (o) none of the Progressive Entities has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (p) none of the Progressive Entities has made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers, or employees outside the Ordinary Course of Business;

         (q) none of the Progressive Entities has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (r) none of the Progressive Entities has granted any increase in the base compensation of any of its directors, officers, or employees other than increases in compensation in the Ordinary Course of Business;

         (s) none of the Progressive Entities has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Benefit Plan);

         (t) none of the Progressive Entities has made any other change in employment terms for any of its directors, officers, or employees; or

         (u) none of the Progressive Entities has agreed, whether or not in writing, to do any of the foregoing.

         SECTION 3.14. Certain Practices. Neither the Progressive Entities nor any of their officers, directors, stockholders or members have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment from corporate funds to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; caused the Progressive Entities to violate any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate funds or other corporate assets; made any false or fictitious entry on the books or records of the Progressive Entities or any Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of corporate funds; or made any bribe, kickback, or other payment of corporate funds of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in corporate funds, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

         SECTION 3.15. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 3.15, each of the Progressive Entities is in substantial compliance and has substantially complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 3.15, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or restrict the Buyers from conducting the Business in the manner heretofore conducted by the Progressive Entities in any jurisdiction in which the Business is now conducted. Each of the Progressive Entities possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for each of the Progressive Entities to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect and true and correct copies of all such licenses and permits are included in
Schedule 3.15 hereto.

         SECTION 3.16. Employee Benefits. The benefit plans of the Progressive Entities mean all defined benefit plans, defined contribution plans, welfare plans, compensation plans, medical insurance and other employee benefit plans and programs maintained or formerly maintained by the Progressive Entities or any predecessors or former affiliates ("Benefit Plans"). Schedule 3.16 lists only those Benefit Plans of the Progressive Entities currently in effect. With respect to all Benefits Plans, except as set forth on Schedule 3.16: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two (2) years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded except to the extent indicated on Schedule 3.16; (f) none of the Progressive Entities have effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five (5) years; (g) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from any of the Progressive Entities; (h) all Benefit Plans may be terminated or modified by each of the Progressive Entities in its discretion without penalty or premium; and (i) in addition to items (a) - (h) all Benefit Plans have been and are in substantial compliance with all applicable laws, rules and regulations.

         SECTION 3.17. Fixed Assets. Except as shown on Schedule 3.17, each of the Progressive Entities has good and marketable title to all of the Transferred Assets, free and clear of all Claims. All of the Transferred Assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained, ordinary wear and tear excepted.

         SECTION 3.18. Insurance. At all times prior to the Closing, each of the Progressive Entities has and will be through the Closing Date, insured with insurers in respect of its properties, assets and Business. Schedule 3.18 lists the insurance coverage carried by each Progressive Entity, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. The Buyers have been provided with an accurate list of all insurance loss runs and/or workers' compensation claims received for the past three (3) policy years. Except as set forth on Schedule 3.18, each Progressive
Entity: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion; (ii) has not received notice of cancellation or nonrenewal of any such policy or binder; (iii) has not received notice of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) has not received notice of any insurance premiums which will be materially increased in the future; and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has notified the Progressive Entities that it disclaims liability.

         SECTION 3.19. Outstanding Contracts. The Progressive Entities have delivered or made available to the Buyers true, correct and complete copies of all of the existing written contracts, agreements, personal property, leases, commitments, licenses and franchises relating to each of the

Progressive Entities (collectively the "Contracts"). All of the Contracts are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.19.1, each Progressive Entity and to the Knowledge of the Progressive Entities, each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. Each Progressive Entity has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and each Progressive Entity is not aware of any breach or anticipated breach by the other party to any of the Contracts to which each Progressive Entity is a party. Except as set forth on Schedule 3.19.2, none of the Contracts has been terminated; and no written notice has been given by any party thereto of any alleged default by any party thereunder; and none of the Progressive Entities is aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on Schedule 3.19.3, no termination, cancellation or limitation of the business relationship of each Progressive Entity by any party to any of the Contracts exists or has been threatened in writing. Except as set forth on
Schedule 3.19.4, none of the Contracts requires the consent of the other party thereto for the assignment of such Contract to SAC-1 and/or SAC-2, as applicable, and, upon such assignment at Closing as contemplated by this Agreement, SAC-1 and/or SAC-2, as applicable, shall have all of the rights of each Progressive Entity thereunder.

         SECTION 3.20. Outstanding Leases. Schedule 3.20 sets forth a description of each agreement by which each Progressive Entity leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). Each Progressive Entity has delivered or made available to the Buyers true, correct and complete copies of all of the Leases specified on Schedule 3.20. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.20, each Progressive Entity and to the Knowledge of the Progressive Entities, each other party to the Leases have performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. Each Progressive Entity has no present expectation or intention of not fully performing all its obligations under each of the Leases, and to the Knowledge of the Progressive Entities, each Progressive Entity is not aware of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 3.20, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and none of the Progressive Entities is aware of any intention or right of any party to declare another party to any of the Leases to be in default. No termination, cancellation, or limitation of the business relationship of any Progressive Entity with any party to any of the Leases exists or has been threatened in writing.

         SECTION 3.21. Intellectual Properties. Schedule 3.21 contains an accurate and complete list of all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by each of the Progressive Entities in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on Schedule 3.21 and except for commercial software licensed for use on personal computers, each Progressive Entity owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its Business and each item constituting part of the Intellectual Property which is owned by each Progressive Entity has been, to the extent indicated in Schedule 3.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 3.21 and such registrations, filings and issuances remain in full force and effect. There are no pending or threatened (in writing against the Progressive Entities) proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. To the Knowledge of the Progressive Entities, there is no reasonable basis upon which a claim may be asserted against any of the Progressive Entities for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. No Person is infringing the Intellectual Property.

         SECTION 3.22. Proprietary Information of Third Parties. Except as disclosed on Schedule 3.22, no third party has claimed or to the Knowledge of the Progressive Entities has reason to claim that any Person employed by or consulting with any of the Progressive Entities ("Related Person") has: (i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party;
(ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested (in writing) information from any Progressive Entity which suggests that such a claim might be contemplated. Except as disclosed on Schedule 3.22, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of any Progressive Entity, and none of the Progressive Entities has any reason to believe there will be any such employment or violation.

         SECTION 3.23. Transactions with Affiliates. Except as disclosed on
Schedule 3.23, no stockholder, member, director, or officer of the Progressive Entities, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Progressive Entities, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to any such person or firm.

         SECTION 3.24. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by each of the Progressive Entities on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Progressive Entities or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheets in accordance with GAAP or each Progressive Entity's books and records on or prior to the Closing Date. All deposits required by law, rule or regulation to be made by each Progressive Entity with respect to employees' withholding Taxes have been duly made, and as of the Closing Date all such deposits due will have been made. Each of the Progressive Entities has delivered to the Buyers true and complete copies of all of each Progressive Entity's state and federal income Tax returns for the fiscal periods ended December 31, 1995, December 31, 1996 and December 31, 1997 and all reports and results of income Tax audits, if any, related thereto. To the Knowledge of the Progressive Entities, no examination of any Tax return of any Progressive Entity is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax return.

         "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which each Progressive Entity is required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, state, local or county rental property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

         SECTION 3.25. Litigation. Except as set forth on Schedule 3.25, there is no: (i) action, suit, claim, proceeding or investigation pending or threatened (in writing) against or affecting any of the Progressive Entities (whether or not any of the Progressive Entities is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding pending relating to any of the Progressive Entities or (iii) governmental inquiry pending or threatened (in writing) against or involving any of the Progressive Entities. None of the Progressive Entities has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability which may be material to the business, prospects, financial condition, operations, property or affairs of any of the Progressive Entities. There are no outstanding orders, writs, judgments, injunctions or decrees served upon any of the Progressive Entities by any court, Governmental Authority or arbitration tribunal against any of the Progressive Entities. None of the Progressive Entities is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Governmental Authority. Except as disclosed on Schedule 3.25, there is no action or suit by any of the Progressive Entities pending or threatened against others.

         SECTION 3.26. Environmental Matters. Each of the Progressive Entities and all Leased Parcels have been and are in substantial compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all Governmental Authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 3.26, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of any of the Progressive Entities or their predecessors, either collectively, individually or severally, which may interfere with or prevent continued substantial compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 3.26, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. To the Knowledge of the Progressive Entities, no part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other Governmental Authority.

         SECTION 3.27. Broker's or Finder's Fees. Except as set forth on
Schedule 3.27, no agent, broker, person or firm acting on behalf of any of the Progressive Entities is, or will be, entitled to any commission or broker's or finder's fees from any of the Progressive Entities or from any person controlling, controlled by or under common control with any of the Progressive Entities in connection with any of the transactions contemplated herein.

         SECTION 3.28. Protection of Creditors. The transfer to SAC-1 and SAC-2, respectively, by each of the Progressive Personnel and SCR and by Progressive Resources and Progressive New Jersey of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. The Purchase Price constitutes fair and adequate consideration for the Transferred Assets. The Progressive Entities have not entered into this agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other Persons.

         SECTION 3.29. Accounts Receivable. All accounts receivable of the Progressive Entities that are reflected on the Balance Sheets on the Balance Sheet Date or on the accounting records of each of the Progressive Entities as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheets or on the accounting records of each of the Progressive Entities as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheets represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred eighty (180) days after the day on which it first becomes due and payable. To the extent any payments are received from a customer of SAC-1 and/or SAC-2 who was a customer of the Progressive Entities and which payment is not designated by such customer to a particular invoice number, date or other matter, such payment will be applied to the oldest Accounts Receivable from such customer. After such 180 day period, StaffMark shall reassign any uncollectible account to the applicable Progressive Entity and StaffMark shall have the right to make a claim in accordance with the Indemnification Agreement and/or the Escrow Agreement, provided, however, that the applicable Progressive Entity shall not have the right to dispute such claim for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.29 accurately lists and ages each of the Progressive Entity's accounts receivable as of April 30, 1998.

         SECTION 3.30. Projections. The Progressive Entities have made certain projections concerning sales growth, profitability and other matters. These projections have been delivered to StaffMark in documents entitled "Progressive Group Total 1998 Income Statement Forecast (Line Item Detail)" dated April 26, 1998 (the "Projections"). The Projections were reasonable when made and to the Knowledge of the Progressive Entities continue to be a reasonable projection of the Progressive Entities' future results of operations for periods covered by the Projections, subject to the inherent risks and uncertainties associated with any projections of future performance.

         SECTION 3.31. Securities Exemptions. The StaffMark Shares constituting a portion of the Purchase Price are being issued to the Progressive Entities for their own accounts, for investment purposes only and, other than with respect to the possible distribution to the stockholders, members or employees of the Progressive Entities, none of the Progressive Entities has any present intention of distributing, selling or otherwise disposing of the StaffMark Shares in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder.

         SECTION 3.32. Year 2000 Compliance. Except as set forth on Schedule 3.32, to the Knowledge of each of the Progressive Entities, each Progressive Entity has been and is Year 2000 Compliant in all material respects.

         SECTION 3.33. Disclosure. All Documents delivered or to be delivered by each of the Progressive Entities and all Documents delivered or to be delivered on behalf of each of the Progressive Entities by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects.

            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYERS

         As an inducement to each of the Progressive Entities to enter into this Agreement and to consummate the transactions contemplated hereby, StaffMark, SAC-1 and SAC-2, jointly and severally, represent and warrant to the Corporation as follows:

         SECTION 4.1. Organization. Each of StaffMark, SAC-1 and SAC-2 are duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires each of them to be so qualified.

         SECTION 4.2. Corporate Power and Authority. The Buyers have the corporate power to own and hold their properties and carry on their business as now conducted. The Buyers have the full power and authority to execute, deliver and perform this Agreement and the other Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of each of the Buyers. This Agreement constitutes the legal, valid and binding obligation of the Buyers enforceable against each of the Buyers in accordance with its terms and each of the Documents, when executed by either of the Buyers that is a party thereto, will constitute a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         SECTION 4.3. Validity, Etc. Neither the execution and delivery by either of the Buyers of this Agreement and any Documents to which such Buyer is a party, nor the consummation by either of the Buyers of the transactions contemplated hereby or thereby, nor the performance by either of the Buyers of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of either Buyers, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to either Buyer; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of either of the Buyers under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to either of the Buyers or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to either of the Buyers or to either of the Buyer's ability to consummate the transactions contemplated hereby or thereby to which either of the Buyers is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business; or (iii) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization.

         SECTION 4.4. The StaffMark Shares. The StaffMark Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Claims, except for any transfer restrictions imposed by the state and federal securities laws. The StaffMark Shares will be issued pursuant to Section 4(2) of the Securities Act promulgated thereunder. Certificates representing the StaffMark Shares issued to the Corporation will contain a restrictive legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

         "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM; OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO STAFFMARK, INC. TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

         SECTION 4.5. SEC Filings. StaffMark has filed with the SEC on a timely basis all forms, reports, schedules and statements that were required to be filed with the SEC since May 7, 1998 (the "SEC Filings"). As of their respective dates, the SEC Filings were prepared in accordance with the Securities Act and the Securities Exchange Act, as applicable, and did not contain any untrue statements of a material fact or omit any material fact required to be stated in those documents necessary to make the statements in those documents not misleading.

         SECTION 4.6. Events Subsequent to March 31, 1998. Since March 31, 1998, no event or circumstance has occurred which individually or in the aggregate is reasonably likely to result in a material adverse change in the financial position or results of operations of StaffMark and its Subsidiaries taken as a whole.


                 ARTICLE V. PRE-CLOSING COVENANTS AND AGREEMENTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         SECTION 5.1. Cooperation. Each of the Parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

         SECTION 5.2. Best Efforts. Each of the Progressive Entities and the Buyers shall use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and SAC-1's or SAC-2's ownership of the Business after the Closing Date. Prior to the Closing Date, each Progressive Entity will use commercially reasonable efforts to preserve its relationships with its employees, customers, and others having business relationships with each of the Progressive Entities.

         SECTION 5.3. Investigations. Each Progressive Entity shall give the Buyers and their employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish the Buyers with such financial and operating data, analyses and other information of any kind respecting each Progressive Entity's business and properties as the Buyers shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the Progressive Entities.

         SECTION 5.4. Distributions. Prior to the Closing, none of the Progressive Entities shall pay any dividends, distributions, consulting fees or management fees to the stockholder(s) or members, as applicable, of the Progressive Entities, except with respect to the Excluded Assets. Prior to the Closing, each Progressive Entity shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to each Progressive Entity's stockholders or members, as applicable, except with respect to the Excluded Assets.

         SECTION 5.5. Corporate Matters. During the period from the date of this Agreement to the Closing, each Progressive Entity will not: (i) amend its articles of incorporation, bylaws, certificate of formation or operating agreement; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury;
(iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.13 above; or (v) agree to do any of the acts listed above.

         SECTION 5.6. Obligations Concerning Employees. Each Progressive Entity will be responsible for all Liabilities associated with the employees which relate to the period prior to midnight on the Closing Date. On the Closing Date, each Progressive Entity agrees to provide the Buyers with the register for the most recent payroll period which register shall contain a true and complete list of the FICA wages and FICA withholdings as of the date of such register related to compensation paid by the Corporation to the employees of the Corporation prior to the Closing Date.

         SECTION 5.7. Corporate Name. On the Closing Date, each Progressive Entity shall change its corporate name such that the new name of each Progressive Entity is not similar to the existing name and otherwise is not likely to be confused with its present names so as to make each Progressive Entity's name available to the Buyers.

         SECTION 5.8. Notice of Developments. Each Progressive Entity will give prompt written notice to the Buyers of any material adverse development causing a breach of any of the representations and warranties in Article III above.

         SECTION 5.9. Exclusivity. Each Progressive Entity will not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, membership interests or any substantial portion of the assets, of any of the Progressive Entities (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Each Progressive Entity will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                       ARTICLE VI. POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the Closing.

         SECTION 6.1. Post-Closing Covenants of the Progressive Entities.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Progressive Entity will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

                  (b) Transition. Each Progressive Entity will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Progressive Entity from maintaining the same business relationships with Buyers after the Closing as it maintained with any Progressive Entity prior to the Closing. Each Progressive Entity will refer all customer inquiries relating to the Business to the Buyers from and after the Closing.

                  (c) Tax Returns. Each Progressive Entity shall cause to be prepared and filed, at its sole expense all of its required Tax returns for all Tax periods ending on or prior to the Closing Date. Each Progressive Entity shall be responsible for the payment of, all Taxes due or assessed which relate to the operations of the Business for all periods up to and including the Closing Date.

                  (d) Dissolution. Subsequent to the Closing, none of the Progressive Entities will dissolve or otherwise terminate their existence for at least eighteen (18) months following the Closing.

                  (e) Nondisclosure of Confidential Information. Each Progressive Entity recognizes and acknowledges that it has and will have access to certain confidential information of the Buyers (including, but not limited to, list of customers, and costs and financial information) that StaffMark considers to be valuable, special and unique property of StaffMark. Following the Closing, each Progressive Entity agrees that it will not disclose, and that it will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. Each Progressive Entity recognizes and agrees that violation of any of the agreements contained in this
         Section 6.1(e) will cause irreparable damage or injury to StaffMark, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, StaffMark shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies StaffMark may have against any Progressive Entity or its stockholders or members, as applicable.

                  (f) Payment of Liabilities. Following the Closing Date, except for the Assumed Liabilities, the Progressive Entities shall pay and satisfy in full all of its other obligations and Liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date.

                  (g) Insurance. Following the Closing Date, each Progressive Entity shall, if requested by the Buyers, assign to the Buyers or its designated affiliates each Progressive Entity's unemployment insurance and worker's compensation experience ratings and take such steps as the Buyers shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to each Progressive Entity and is otherwise not prejudicial to any Progressive Entity.

                  (h) Employee Records. Following the Closing Date, unless prohibited by law, each Progressive Entity shall make available to the Buyers all personnel records. Each Progressive Entity and the Buyers shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of each Progressive Entity's employees who become employees of the Buyers at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of each Progressive Entity and any plans established by the Buyers, so as to secure an orderly and effective transition of the benefit arrangements for such employees of each Progressive Entity and their respective beneficiaries and dependents.

                  (i) Bulk Transfer Compliance. Following the Closing Date, each Progressive Entity shall indemnify, defend and hold the Buyers harmless from and against any loss, liability, cost, expense or damage resulting from the assertion of a claim made against the Transferred Assets or the Buyers by any creditor of any Progressive Entity pursuant to any bulk sales statutes, or any other applicable law related to bulk sales.

                  (j) Corporate Name. From and after the Closing, each Progressive Entity shall not use the words making up its existing name (or any existing trade names) or similar names in connection with any business.

                  (k) Consents. Following the Closing, each Progressive Entity shall use all reasonable best efforts to obtain any consents not previously obtained as soon as possible after the Closing Date.

                  (l) Employee Claims. On or after the Closing Date, each Progressive Entity hereby agrees and covenants that in the event the Buyers receive employee claims attributable in all or in part to the employment of such employee or former employee of any Progressive Entity prior to the Closing Date, any Progressive Entity agrees to undertake the defense of such claims and to hold the Buyers harmless from any Adverse Consequences. Such claims could include, without limitation, claims asserted by any union representing each Progressive Entity's employees, claims before an administrative agency such as the

         EEOC, NLRB, or state human rights department or commission, or any other claims asserted against the Buyers, or its officers, agents, attorneys, employees, parent or assigns in any way arising out of or relating to the employment of such employees or their termination by any of the Progressive Entities.

                  (m) Employee Bonuses. Following the Closing Date, each Progressive Entity agrees to pay any and all amounts owed by any of the Progressive Entities to the key employees with respect to incentive and/or bonus plans, agreements or arrangements that existed with such persons on or before the Closing Date.

                  (n) Sales Tax Covenant. The Progressive Entities will pay one-half (1/2) of any sales or use Taxes relating to the sale of Assets contemplated hereby.

         SECTION 6.2. Post-Closing Covenants of the Buyers.

                  (a) Employees and Consultants. Following the Closing Date, the employees of each Progressive Entity shall cease to be employees of each Progressive Entity and, except as otherwise determined by SAC-1 or SAC-2, each in its sole discretion, shall become employees of SAC-1 or SAC-2 or an affiliate of the Buyers on an employment at will basis. Notwithstanding the foregoing, the Buyers will have no Liability to any of the Progressive Entities if for any reason: (i) the Buyers decide not to offer employment to any of the Progressive Entity's employees (other than employees subject to employment agreements as required by this Agreement); (ii) any of the employees do not accept SAC-1's or SAC-2's offer of employment; or (iii) any of the employees (other than employees subject to the employment agreements) accept employment with SAC-1 or SAC-2, but such employment is terminated for any reason after the Closing Date.

                  (b) Employee Stock Options. As of the Closing Date, StaffMark shall grant employees of the Progressive Entities, other than the stockholders or members, as applicable, of the Progressive Entities, options to purchase an aggregate of 35,000 shares of StaffMark common stock, par value $.01 per share at the per share closing price of the StaffMark common stock on the Closing Date. Such options shall be granted pursuant to and subject to the terms of the "Amended and Restated StaffMark, Inc. 1996 Stock Option Plan" to the persons listed on Schedule 6.2(b) attached hereto. Such stock options will vest forty percent (40%) after the second year following the date of grant, sixty (60%) after the third year, eighty percent (80%) after the fourth year and one hundred percent (100%) after the fifth year.

                  (c) Sales Tax Covenant. The Buyers will pay one-half (1/2) of any sales or use Taxes relating to the sale of the Assets contemplated hereby.

               ARTICLE VII. CONDITIONS TO THE BUYERS' OBLIGATIONS

         The obligation of the Buyers to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived (in writing) by the Buyers in their sole discretion:

         SECTION 7.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Progressive Entities in Article III of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date. The Progressive Entities shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The President of each of the Progressive Entities, other than SCR, and the manager of SCR shall deliver a certificate to the Buyers to the effect that each of the above conditions are satisfied in all respects.

         SECTION 7.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained and all permits listed on Schedule
3.16 shall have been transferred to the Buyers.

         SECTION 7.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

         SECTION 7.4. Opinion of Counsel to the Progressive Entities. The Buyers shall have received an opinion from counsel to the Progressive Entities, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyers' counsel.

         SECTION 7.5. The Assignment. The Progressive Entities shall have delivered an executed copy of the Assignment to the Buyers.

         SECTION 7.6. Due Diligence. The Buyers shall have completed their due diligence review of the Progressive Entities and the Business, and the results of such review shall have been satisfactory to the Buyers in their sole discretion.

         SECTION 7.7. Approval of the Buyers and their Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Progressive Entities hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyers and their counsel.

         SECTION 7.8. No Material Adverse Change. From the date of this Agreement through the Closing Date: (i) there shall have been no material adverse change in the assets, Liabilities, or financial condition of the Business of the Progressive Entities from that reflected in the Balance Sheets outside the Ordinary Course of Business; and (ii) none of the Business, financial condition, operations, property, affairs or prospects of the Progressive Entities shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

         SECTION 7.9. The Indemnification Agreement. The Buyers shall have received a counterpart executed copy of the "Indemnification Agreement" from the Progressive Entities and each Progressive Entity's stockholders or members, as applicable, in substantially the form of Exhibit "D" attached hereto.

         SECTION 7.10. The Escrow Agreement. The Buyers shall have received a counterpart executed copy of the Escrow Agreement from the Progressive Entities and each Progressive Entity's stockholders or members.

         SECTION 7.11. Employment Agreement. The Buyers shall have received a counterpart executed copy of an employment agreement with Eugene Greene satisfactory to the Buyers (the "Employment Agreement").

         SECTION 7.12. Noncompetition Agreement. The Buyers shall have received a counterpart executed copy of the "Noncompetition Agreement" in the form of Exhibit "E" attached hereto from each of the stockholders and members of the Progressive Entities.

         SECTION 7.13. Purchase Price Certificate. The Buyers shall have received a counterpart executed Purchase Price Certificate from the Progressive Entities.

         SECTION 7.14. Corporate Name. Each Progressive Entity shall have delivered a corporate name change resolution and form to change the name of each of the Progressive Entities to the Buyers as set forth in Section 5.7.


                 ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF
                            THE PROGRESSIVE ENTITIES

         The obligation of the Progressive Entities to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Progressive Entities in writing in their sole discretion:

         SECTION 8.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Buyers in
Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date. The Buyers shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. An executive officer of each of the Buyers shall deliver a certificate to the Progressive Entities to the effect that each of the above conditions are satisfied in all respects.

         SECTION 8.2. The Assumption Agreement. SAC-1 and SAC-2 shall have delivered to the Progressive Entities a counterpart executed copy of the Assumption Agreement.

         SECTION 8.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

         SECTION 8.4. Approval of the Progressive Entities and their Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyers hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Progressive Entities and their counsel.

         SECTION 8.5. Employment Agreement. SAC-1 and SAC-2 shall have executed and delivered the Employment Agreement to Eugene Greene.

         SECTION 8.6. Opinion of Counsel to the Buyers. The Progressive Entities shall have received an opinion of counsel to the Buyers, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel to the Progressive Entities.

         SECTION 8.7. Purchase Price Certificate. The Progressive Entities shall have received a counterpart executed copy of the Purchase Price Certificate from the Buyers.

         SECTION 8.8. The Earnout Agreement. The Progressive Entities shall have received a counterpart executed copy of the Earnout Agreement from the Buyers.


             ARTICLE IX. THE CLOSING AND CERTAIN CLOSING DELIVERIES

         SECTION 9.1. Time and Place of the Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178; Phone (212) 309-6000; Facsimile (212) 309-6610, on June 5,
1998, or on such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CDT) on May 1, 1998. At the Closing: (i) the Progressive Entities will deliver to the Buyers the various certificates, instruments and documents referred to in
Article VII and any other certificates and documents reasonably requested by the Buyers; (ii) the Buyers will deliver the various certificates, instruments and documents referred to in Article VIII and any other certificates and documents requested by the Progressive Entities; and (iii) the Buyers will deliver to the Progressive Entities and the escrow agent the respective portion of the Purchase Price required to be paid at the Closing pursuant to and in accordance with this Agreement.

         SECTION 9.2. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the Closing Date; except, that, the survivability periods as to the representations and warranties in Sections 3.24 and 3.26, respectively, shall survive for the full period of the statute of limitations applicable to the matters described in such sections, if such statutory periods exceed two (2) years, while the representation and warranty in
Section 3.32 shall survive until December 31, 2001. Certain covenants of the Parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.

         SECTION 9.3. Remedies. In the event that a party (the "Breaching Party") breaches any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement and applicable law. The Breaching Party shall be liable to the other Party for any Adverse Consequences the other Party suffers resulting from, arising out of, relating to, or caused by any such breach, subject as to remedies against the Progressive Entities in accordance with the Indemnification Agreement dated the date hereof by and among the Parties hereto and the stockholders and members, as applicable of the Progressive Entities, it being the intention of the Parties that all disputes be settled by arbitration.

                             ARTICLE X. TERMINATION

         SECTION 10.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                  (a) The Buyers and the Progressive Entities may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) The Buyers may terminate this Agreement at any time prior to the Closing: (i) in the event any of the Progressive Entities has breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that the Buyers are not satisfied with its business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on any of the Progressive Entities; or (iv) if the Closing shall not have occurred on or before June 30, 1998;

                  (c) The Progressive Entities may terminate this Agreement any time prior to the Closing: (i) in the event the Buyers have breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Buyers, but such event shall not include any effects or changes on the price of StaffMark's common stock; or
         (iii) if the Closing shall not have occurred on or before June 30, 1998;

                  (d) The Buyers may terminate this Agreement if any Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened or pending before a governmental authority, that directly or indirectly: (i) declares this Agreement to be illegal; (ii) permanently enjoins, restrains or otherwise prohibits the acquisition of the Transferred Assets by the Buyers pursuant to this Agreement or the transactions contemplated hereby; (iii) prohibits the ownership or operation by the Buyers (or any of its affiliates) of all or a material portion of the Transferred Assets; or (iv) compels the Buyers (or any of their affiliates) to segregate or dispose of all or a material portion of the Transferred Assets; or

                  (e) The Progressive Entities may terminate this Agreement if a Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened or pending before a governmental authority that directly or indirectly:
         (i) declares the Agreement to be illegal; or (ii) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or (e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, ownership of the Transferred Assets.

         SECTION 10.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 10.1, a Party will not have any further right, liability or obligation with respect to the other Party (except for any Liability of any Party then in breach).

         SECTION 10.3. Other Termination Matters. The confidentiality provisions contained in Section 6.1(e) of this Agreement shall survive termination pursuant to Section 10.1 above for a period of one (1) year following any such termination date.


                           ARTICLE XI. MISCELLANEOUS

         SECTION 11.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand;
(ii) sent by recognized overnight courier; (iii) made by telecopy or facsimile transmission; or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to the Buyers:

                  StaffMark, Inc.
                  StaffMark Acquisition Corporation Twenty-Four
                  StaffMark Acquisition Corporation Twenty-Five
                  302 East Millsap Road
                  Fayetteville, Arkansas  72703

                  Attn:  Clete T. Brewer, Chief Executive Officer
                  Phone No.:  (501) 973-6000
                  Fax No.:  (501) 973-6049

         With a copy to:

                  StaffMark, Inc.
                  StaffMark Acquisition Corporation Twenty-Four
                  StaffMark Acquisition Corporation Twenty-Five
                  302 East Millsap Road
                  Fayetteville, Arkansas 72703
                  Attn:  Gordon Y. Allison, Executive
                         Vice President - General Counsel
                  Phone No.:  (501) 973-6057
                  Fax No.:  (501) 973-6049

         If to the Progressive Entities:

                  Progressive Resources, Inc.
                  Progressive Personnel Resources, Inc.
                  Strategic Computer Resources, LLC
                  Progressive Personnel Resources of New Jersey, Inc. c/o Progressive Resources, Inc.
                  420 Lexington Avenue, Suite 448
                  New York, NY 10170
                  Attn:  Eugene Greene
                  Phone:  (212) 271-3900

With a copy to:

                  Robinson Brog Leinwand Greene Genovese & Gluck P.C. 1345 Avenue of the Americas
                  New York, New York 10105-0143
                  Attn:  Robert M. Milner, Esq.
                  Phone No.:  (212) 603-6310
                  Fax No.:  (212) 956-2164

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 11.1.

         SECTION 11.2. Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

         SECTION 11.3. Amendments and Waivers. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         SECTION 11.4. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, the Buyers may assign their rights (but not its obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of the Parties named herein and their respective, successors and permitted assigns.

         SECTION 11.5. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

         SECTION 11.6. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Delaware.

         SECTION 11.7. Severability. In the event that any tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 11.8. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

         SECTION 11.9. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 11.10. Expenses. Each Party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers, investment bankers or advisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         SECTION 11.11. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

         SECTION 11.12. Publicity. Except by the mutual agreement between the Progressive Entities and StaffMark through the Closing, no Party shall issue any press release or otherwise make any public statement with respect to the execution of or the transactions contemplated by this Agreement, except as may be required by law, rule, regulation, exchange or interdealer quotation or listing agreement, in which event the Party issuing a public statement shall make reasonable efforts to consult with the other Party regarding the form and content of such statement prior to issuance.

         SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.14. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         SECTION 11.15. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the Buyers and each of the Progressive Entities have caused this Agreement to be executed by their respective duly authorized officers or managers, all as of the day and year first above written.

                               THE BUYERS:

                               STAFFMARK, INC.


                               By: /s/ ROBERT H. JANES III
                                 ----------------------------------------------
                                  Robert H. Janes III, Executive Vice President


                               STAFFMARK ACQUISITION CORPORATION TWENTY-FOUR


                               By: /s/ ROBERT H. JANES III
                                 ----------------------------------------------
                                  Robert H. Janes III, Executive Vice President


                               STAFFMARK ACQUISITION CORPORATION TWENTY-FIVE


                               By: /s/ ROBERT H. JANES III
                                 ----------------------------------------------
                                  Robert H. Janes III, Executive Vice President


                               PROGRESSIVE RESOURCES, INC.


                               By: /s/ EUGENE GREENE
                                 ----------------------------------------------
                                  Eugene Greene, President



                       [SIGNATURES CONTINUE ON NEXT PAGE]

                                 PROGRESSIVE PERSONNEL RESOURCES, INC.


                                 By: /s/ EUGENE GREENE
                                    -------------------------------------------
                                     Eugene Greene, President


                                 STRATEGIC COMPUTER RESOURCES, LLC


                                 By: /s/ EUGENE GREENE
                                    -------------------------------------------
                                     Eugene Greene, Manager


                                 PROGRESSIVE PERSONNEL RESOURCES
                                 OF NEW JERSEY, INC.


                                 By: /s/ EUGENE GREENE
                                    -------------------------------------------
                                     Eugene Greene, President